Exhibit 99.1
Investor and Media Inquiries:
David A. Christiansen
(610) 208-3065
dchristiansen@cartech.com

CARPENTER TO CLOSE UK FACILITY;
LOWERS OUTLOOK

Wyomissing, Pa., March 20, 2009 – Carpenter Technology Corporation (NYSE:CRS) today announced it will close its Crawley, UK, metal strip manufacturing facility as part of an overall plan designed to reduce fixed costs and more efficiently utilize its production capabilities.
The Company also announced that sales and operating margins for the second half of its fiscal year are expected to fall below its previous estimate that revenues (excluding raw material surcharges) would be 20-25% lower than the second half of FY2008 with low double-digit operating margins.
Facility Closure
The operations of Carpenter’s UK strip facility will wind down during the next several months with final closure targeted for June 30, 2009. The UK facility employs 33 workers and manufactures soft magnetic nickel-iron and cobalt-iron alloys in strip and bar form.  The facility’s customers will be serviced by operations in Reading, Pennsylvania, and through arrangements with other suppliers.

The closure of the U.K. strip operation is expected to have a one-time profit impact of approximately $8 million. The cash cost of the shutdown is projected to be $2 million, which should be offset next year by expected savings from the closure. Part of the charges associated with the plant closing will impact the third fiscal quarter with the majority of the costs affecting fourth quarter results.
Revised Outlook
Carpenter’s overall outlook for the remainder of its fiscal year has been adjusted downward.  "Revenue declines, excluding the impact of raw material surcharges, are expected to be at the low end of the 20-25% range we previously projected for the third quarter,” said Anne L. Stevens, chairman and chief executive officer.  “Based on our current view of end market conditions and customer inventories through the end of our fiscal year, revenues will likely decline further, resulting in a fourth quarter operating loss.”
Stevens said third quarter operating performance showed improvement in a number of areas, and management continued to reduce expenses and adjust manufacturing costs to the lower production levels.  “However, the combination of lower volume and aggressive actions being taken to reduce our second half inventory levels have hurt our margins more than previously expected,” Stevens said. “These, together with costs associated with closing the UK facility, will likely result in a third quarter operating margin below our prior estimate.”
“In the 4th quarter, we expect to report an operating loss due to the higher impact of the U.K. facility closing costs, and increasing effects from the lower volume and accelerated inventory reduction activities on operating inefficiencies and accounting effects under LIFO.”
Stevens said the Company has moved aggressively to reduce overhead and discretionary costs, and drive actions on labor and other manufacturing costs to respond to the lower volume level. “Still, the fixed portions of our cost structure combined with the aggressive reductions in inventory levels are having a particularly negative impact on profit in the second half.”

Carpenter continues to preserve its strong balance sheet and to focus on its cash position. “We are reducing our costs everywhere we can, lowering inventory levels and cutting back on capital expenditures. Our objective continues to be to generate positive free cash flow for this fiscal year,” Stevens said.
Carpenter Technology produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Detailed information about Carpenter Technology can be accessed at our website: www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2008, its quarterly reports on Form 10-Q for the periods ended September 30 and December 31, 2008 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy,  raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner; 12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 13) the ability to obtain energy or raw materials, especially from suppliers located in countries  that may be subject to unstable political or economic conditions; and 14) our manufacturing processes are dependent upon highly specialized equipment which are located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic events. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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